Exhibit 99.1

Federal Trust Corporation Announces Second Quarter Earnings 2006; Revised to Reflect the Restatement of 2005
Per Share Amounts Due to the 2% Stock Dividend

          SANFORD, Fla., Aug. 1 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), reports a revision to the second quarter 2006 earnings release, which ran on July 28, 2006.  The revision reflects the restatement of 2005 per share amounts due to the 2% stock dividend. Net earnings were $897,000, compared to $1,171,000 for the second quarter of 2005. On a per share basis, second quarter earnings were $.10 per basic and diluted share, compared to $.14 per basic and diluted share for the second quarter of 2005.  For the first six months of 2006, net earnings were $2,048,000, a 14% decrease from the $2,386,000 earned in the first half of 2005.  On a per share basis, the six- month net earnings for 2006 were $.24 per basic and $.23 per diluted share, compared to $.29 and $.28 per basic and diluted share, respectively, for 2005.

          At June 30, 2006, Federal Trust’s total assets were $742.7 million, an increase of $81.3 million, or 12% from June 30, 2005. Shareholders’ equity at the end of the second quarter of 2006 was $53.1 million, up 26% from the second quarter of 2005.  The increase was primarily due to the successfully completed $7.9 million PIPE offering closed on April 14, 2006.  The book value per share at June 30, 2006, was $5.69 compared to $5.14 a year earlier.

          “Our second quarter earnings for 2006 were affected by several factors,” noted Chairman Suskiewich.  “Personnel expense increased $570,000, or 44% year-over-year, as we continued to build our branch network and increased the size of our lending staff.  In addition, our second quarter results were impacted by expenses associated with our annual shareholders meeting and the related proxy contest.”  Mr. Suskiewich concluded by saying, “We are on target with our plans to become the premier Central Florida financial institution. In doing so, it is necessary for the Company to incur additional expenses associated with increasing our presence in our markets.  At the same time, we are encouraged by the fact that our net interest income increased $639,000 or 18% while total assets increased 12%.”

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally chartered, FDIC insured savings bank.  Federal Trust Bank operates from eight full-service offices in Florida that are located in Seminole, Volusia and Orange Counties. The Executive and Administrative offices of the Company and its subsidiaries, Federal Trust Bank and Federal Trust Mortgage Company, are located in Sanford, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” On July 27, 2006, the closing price was $10.77 per share.

          The following information is in thousands except per share data.

	At Quarter End

	June 30, 2006	June 30, 2005	% Change

Total assets	$742,689	$661,351	12%
Investment securities	70,716	45,631	55%
Loans	620,186	568,635	9%
Deposits	489,387	428,283	14%
Shareholders’ equity	53,130	42,030	26%
Book value per share	$5.69	$5.14	11%

	Three Months Ended

	June 30, 2006	June 30, 2005	% Change

Interest income	$11,108	$8,019	39%
Interest expense	6,930	4,480	55%
Net interest income	4,178	3,539	18%
Provision for loan losses	95	120	-21%
Non-interest income	553	803	-31%
Non-interest expenses	3,305	2,410	37%
Provision for income taxes	434	641	-32%
Net earnings	897	1,171	-23%
Earnings per share-basic	$.10	$.14	-29%
Earnings per share-fully diluted	$.10	$.14	-29%
Average common shares
Outstanding - basic	9,069	8,161	11%
Average common shares
Outstanding - diluted	9,209	8,388	10%
Return on average assets	0.48%	0.72%	-33%
Return on average equity	6.77%	11.41%	-41%
Net interest margin	2.37%	2.28%	4%

	Six Months Ended

	June 30, 2006	June 30, 2005	% Change

Interest income	$21,761	$15,471	41%
Interest expense	13,369	8,142	64%
Net interest income	8,392	7,329	15%
Provision for loan losses	234	300	-22%
Non-interest income	1,202	1,432	-16%
Non-interest expenses	6,297	4,764	32%
Provision for income taxes	1,015	1,311	-23%
Net earnings	2,048	2,386	-14%
Earnings per share-basic	$.24	$.29	-17%
Earnings per share-fully diluted	$.23	$.28	-18%
Average common shares
Outstanding - basic	8,676	8,137	7%
Average common shares
Outstanding - diluted	8,801	8,375	5%
Return on average assets	0.55%	0.75%	-26%
Return on average equity	8.36%	11.72%	-29%
Net interest margin	2.39%	2.44%	-2%

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward- looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov .  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trusts website athttp://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        08/01/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary, Investor Relations, Federal Trust Corporation, +1-407-323-1833/
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          (FDT)